EXHIBIT 23

                        Consent of Independent Auditors

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-90609 dated November 9, 1999, of Jacksonville Bancorp, Inc., and in the related prospectuses, of our report dated February 13, 2004, with respect to the consolidated financial statements which are included in this Annual Report on Form 10-KSB for the year ended December 31, 2003.


HACKER, JOHNSON & SMITH PA
Tampa, Florida
March 26, 2004